UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 28, 2005

MONACO COACH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-14725	35-1880244
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

91320 Industrial Way

Coburg, Oregon 97408

 (Address of principal executive offices, including zip code)

(541) 686-8011

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01:  Entry into a Definitive Material Agreement.

On March 28, 2005, the Compensation Committee of the Board of Directors of Monaco Coach Corporation adopted changes to the executive compensation program effective as of January 2, 2005.  These changes affect the named executive officers as well as other executive officers and key managers of the Company.

Base Salary and Short-Term Incentive Compensation Plan

In February 2005 the Compensation Committee commissioned an independent compensation consulting firm to conduct a study of Monaco’s executive compensation program to benchmark market pay levels and design.

The Compensation Committee’s stated goals in making changes for 2005 to Monaco’s executive compensation program are as follows:

•                  Establish base pay and short-term incentive pay levels that are market based and allow for the hiring and retention of key personnel

•                  Ensure that clear alignment of executive compensation awards and value creation to shareholders are maintained

•                  Develop a comprehensive market based pay plan that maintains management’s flexibility to recognize and reward individual goal accomplishments

As part of this process, a list of comparable companies was developed and reviewed by the Committee’s consultant to benchmark pay levels, pay design and company performance targets for the purpose of compensation.  The comparable company list consists of recreational vehicle manufacturers and a broader group of companies of similar revenue size with similar capital requirements.

Monaco’s executive compensation structure has historically been weighted to provide for lower than market average base pay with larger than market average short-term incentive plan target pay. The consultant confirmed, based on compensation survey data, that the pay of Monaco’s executives was more highly leveraged than that of companies of similar size and maturity and recommended that a change in the mixture of base pay and short-term incentive pay be implemented.

The Compensation Committee has adjusted its objectives and determined that, beginning in 2005, both base compensation and short-term (annual) incentive compensation (and, accordingly, total cash compensation) will be targeted at the 50th percentile.  As a result of this adjustment, the amount of base compensation for our executive officers and key managers will increase but will be in part offset by reductions in target bonus pay awards under the 2005 short-term incentive compensation plan.

The 2005 Short-Term Incentive Compensation Plan, as adopted, contains the following principal terms:

•                  The annual performance target is based on EBITDA as the primary measure

•                  A Return On Equity-based threshold ensures that awards are only paid upon attainment of a reasonable level of financial performance by the Company

•                  Competitive target bonus opportunities have been established and are defined as a percent of base pay.  A bonus equal to a multiple of a participant’s target bonus will be paid on a 2:1 sliding scale as follows:

• Threshold (50% of Business Plan)	No Bonus
• 75% of Business Plan	50% of Target Bonus
• Target (100% of Business Plan)	100% of Target Bonus
• 125% of Business Plan	150% of Target
• Maximum (150% of Business Plan)	200% of Target Bonus

The Committee approved target bonuses for the following executive officers:

Name	Target Bonus as a% of Base Salary

Kay L. Toolson	100%

John W. Nepute	80%

P. Martin Daley	60%

Richard E. Bond	45%

Martin W. Garriott	45%

Irvin M. Yoder	45%

Michael P. Snell	45%

The base salary of Kay L. Toolson, Chief Executive Officer, will be adjusted based on the criteria outlined above.  For 2005, Mr. Toolson is the sole participant in the Company’s Section 162(m) plan and any payment of short-term incentive compensation to Mr. Toolson will be an award of “performance-based compensation” under such plan.

Long-Term Incentive Compensation Plan

The compensation study results presented by the consultant also indicated that the long-term incentive (LTI) awards for Monaco’s executive officers are currently below the 50th percentile for the same group of comparable companies.  The Compensation Committee expects to have new targets and measures for LTI in place for 2006.  For 2005, the Compensation Committee authorized the grant of a total of  242,000 Monaco common stock options to employees under the Company’s Incentive Stock Option Plan, including grants to the following executive officers:

Kay L. Toolson – 15,000; John W. Nepute – 13,500; P. Martin Daley – 9,000; Richard E. Bond – 8,000; Martin W. Garriott – 8,000; Irvin M. Yoder – 8,000; and Michael P. Snell – 8,000  The grants were made on March 31, 2005 and have an exercise price of $16.15, representing the closing price of the Company’s common stock on this date.  All stock option grants become vested over a five year period in equal annual increments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 1, 2005	MONACO COACH CORPORATION

	By:	/s/ P. Martin Daley
P. Martin Daley
Vice President and Chief Financial Officer